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                                                                  EXHIBIT 23.02

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors:
Exodus Communications, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 33-48273 and 33-72525) on Form S-8 of Exodus Communications, Inc. of our report dated January 26, 1999, relating to the consolidated balance sheets of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998, Annual Report on Form 10-K of Exodus Communications, Inc.

                                          /s/ KPMG LLP

Mountain View, California
February 20, 1999